Exhibit 99.1

Contact:	Media	Investors
	Richard Broome	Joyce Arpin
	(702) 407-6476	(702) 880-4707
Caesars Entertainment Reports Fourth Quarter and Full Year 2019 Results
Received Stockholder Approval for Merger with Eldorado Resorts
Closed Previously Announced Sale of Rio Las Vegas to Dreamscape
Announced Sale of Harrah’s Reno to CAI Investments
Expanded Caesars-branded Sportsbooks to 29 Locations in Seven States
LAS VEGAS, February 25, 2020 - Caesars Entertainment Corporation (NASDAQ: CZR) (“CEC,” “Caesars,” “Caesars Entertainment,” or the “Company”) today reported fourth quarter and full-year 2019 results as summarized in the discussion below, which highlights certain GAAP and non-GAAP financial measures on a consolidated basis.
Fourth Quarter Highlights

•	Fourth quarter net revenues increased 2.6%, or $54 million, from $2.12 billion to $2.17 billion.

•	Fourth quarter income from operations increased 77.0%, or $77 million, from $100 million to $177 million.

•	Fourth quarter net income/(loss) decreased $502 million, from income of $198 million to a loss of $304 million.

•	Non-GAAP adjusted EBITDA increased 2.8%, or $16 million, from $567 million to $583 million.

•	Non-GAAP adjusted EBITDA, excluding Rio, increased 3.4%, or $19 million, to $572 million.
Full Year Highlights

•	Full year net revenues increased 4.2%, or $351 million, from $8.39 billion to $8.74 billion.

•	Full year income from operations decreased 16.4%, or $121 million, from $739 million to $618 million.

•	Full year net income/(loss) decreased $1.50 billion, from income of $303 million to a loss of $1.20 billion.

•	Non-GAAP adjusted EBITDA increased 4.2%, or $97 million, from $2.31 billion to $2.41 billion.
“Caesars Entertainment delivered another quarter of solid operational performance,” said Tony Rodio, President and Chief Executive Officer of Caesars Entertainment. “Caesars’ results were largely driven by the strong demand at our Las Vegas properties, excellent cost controls, and the addition of sports betting in several states which drove increased visitation. In addition, our focus on costs and operating efficiencies across the company contributed to the excellent performance.” he added.
Additional Developments
Completed Sale of the Rio All-Suite Hotel & Casino
On December 5, 2019, the Company announced it has completed the previously announced sale of the Rio All-Suite Hotel & Casino for $516.3 million. Caesars will continue to manage and operate the Rio for a minimum of two years through a lease agreement, and the property will remain part of the Caesars Rewards network during the term of the lease.

Stockholders Approve Merger of Caesars Entertainment and Eldorado Resorts
On November 15, 2019, Caesars Entertainment and Eldorado Resorts, Inc. announced that at separate Special Meetings of Stockholders, their respective stockholders approved certain actions in connection with the Company’s proposed merger with Eldorado Resorts, Inc. (the “Merger”). The transaction is expected to be consummated in the first half of 2020 and remains subject to the receipt of certain regulatory gaming and other approvals, and other closing conditions.
Sale of Harrah’s Reno
On January 15, 2020, Caesars Entertainment and VICI Properties Inc. announced an agreement to sell Harrah’s Reno for $50 million. The proceeds of the transaction shall be split 75% to VICI and 25% to Caesars. Under the terms of the agreement, Caesars will continue to operate the property upon closing of the transaction, which will allow Caesars to cease operations at the property during the second half of 2020.
Basis of Presentation
Certain additional non-GAAP financial measures have been added to highlight the results of the Company. “Hold adjusted” results are adjusted to reflect the hold we achieved compared to the hold we expected. See the table at the end of this press release for the reconciliation of non-GAAP to GAAP presentations.
This release also includes the indicators ADR and RevPAR. See Supplemental Information in this release for information regarding how we define ADR and RevPAR. Our definition and calculation of ADR and RevPAR may be different than the definition and calculation of similarly titled indicators presented by other companies.
Financial Results
Caesars views each property as an operating segment and aggregates such properties into three regionally-focused reportable segments: (i) Las Vegas, (ii) Other U.S. and (iii) All Other, which is consistent with how Caesars manages the business. The results of each reportable segment presented below are consistent with the way management assesses these results and allocates resources, which is a consolidated view that adjusts for the effect of certain transactions between reportable segments within Caesars. “All Other” includes managed, international and other properties as well as parent and other adjustments to reconcile to consolidated Caesars results.
Net Revenues

	Three Months Ended December 31,				Years Ended December 31,
(Dollars in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Las Vegas	$989	$949	$40	4.2%	$3,919	$3,753	$166	4.4%
Other U.S.	1,032	1,014	18	1.8%	4,225	4,047	178	4.4%
All Other	148	152	(4)	(2.6)%	598	591	7	1.2%
Caesars	$2,169	$2,115	$54	2.6%	$8,742	$8,391	$351	4.2%
During the fourth quarter of 2019, net revenues increased $54 million as compared to 2018 driven by growth in all business verticals, with significant growth in Las Vegas due to healthy consumer demand and a higher cash customer mix. Other U.S. net revenues increased $18 million year over year primarily due to growth in Iowa and Indiana as a result of our new sportsbooks and better results in Atlantic City. All Other net revenues decreased $4 million year over year, primarily due to lower gaming volumes in the UK, offset by one-time payments to CIE for early terminations of WSOP licensing agreements. Across all of our casino properties, hold had a favorable impact of $5 million to $10 million this quarter compared to the prior year, and was $10 million to $15 million above our expectations.
During the year ended December 31, 2019, net revenues increased $351 million as compared to 2018 driven primarily by the acquisition of Centaur in July 2018, strong Las Vegas results and favorable hold. These positive factors were offset by lower gaming volume at our Atlantic City properties as a result of increased competition and inclement weather across some of our properties. Across all of our casino properties, hold had a favorable impact of $60 million to $65 million this year compared to the prior year and was $30 million to $35 million above our expectations.

Income from Operations

	Three Months Ended December 31,				Years Ended December 31,
(Dollars in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Las Vegas	$224	$181	$43	23.8%	$560	$716	$(156)	(21.8)%
Other U.S.	57	45	12	26.7%	525	434	91	21.0%
All Other	(104)	(126)	22	17.5%	(467)	(411)	(56)	(13.6)%
Caesars	$177	$100	$77	77.0%	$618	$739	$(121)	(16.4)%
During the fourth quarter of 2019, income from operations increased $77 million primarily due to a $54 million increase in net revenues in the fourth quarter of 2019 compared with 2018, as explained above. The decrease in operating expenses of $23 million also contributed to the increase of income from operations. The decrease in operating expenses was primarily due to a decrease in depreciation and amortization expense of $24 million, due to high accelerated depreciation in 2018 related to certain renovation projects in 2018, and lower impairment charges related to goodwill compared to 2018 and lower impairment charges related to tangible and other intangible assets related to Horseshoe Hammond in 2019. These decreases were partially offset by an increase in property, general, administrative and other primarily due to expenses related to payroll and our sports partnerships.
During the year ended December 31, 2019, income from operations decreased $121 million compared with 2018 due to an increase in operating expenses of $472 million offset by an increase in net revenue of $351 million in 2019 compared with 2018, as explained above. Operating expenses increased $223 million as a result of our acquisition of Centaur in 2018. Impairment of tangible and other intangible assets increased by $406 million due to the recognition of impairment charges in 2019 related to land and buildings and gaming rights. These increases were partially offset by a decrease of $151 million in depreciation and amortization expense, excluding Centaur, primarily due to higher depreciation expense in 2018 from disposals of property and equipment related to renovation projects at certain Las Vegas properties and accelerated depreciation of assets.
Net Income/(Loss) Attributable to Caesars

	Three Months Ended December 31,				Years Ended December 31,
(Dollars in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Las Vegas	$139	$98	$41	41.8%	$229	$392	$(163)	(41.6)%
Other U.S.	(85)	(98)	13	13.3%	(46)	(122)	76	62.3%
All Other	(358)	198	(556)	*	(1,378)	33	(1,411)	*
Caesars	$(304)	$198	$(502)	*	$(1,195)	$303	$(1,498)	*
____________________
* Percentage is not meaningful.
During the fourth quarter of 2019, net income/(loss) attributable to Caesars decreased $502 million from net income of $198 million to net loss of $304 million due to an increase in other loss of $627 million primarily due to a change in the fair value of the derivative liability related to the conversion option of CEC’s 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”), offset by an increase of $43 million in tax benefit and an increase of $77 million in income from operations, as explained above.
During the year ended December 31, 2019, net income/(loss) attributable to Caesars decreased $1.5 billion from net income of $303 million to net loss of $1.2 billion due to an increase in other loss of $1.38 billion primarily due to a year over year change in the fair value of the derivative liability related to the CEC Convertible Notes. In addition, a $44 million change in the fair value of disputed claims liability related to Caesars Entertainment Operating Company, Inc.’s emergence from bankruptcy in 2017, and an increase in interest expense of $24 million as a result of our failed sale-leaseback financing obligations also contributed to the decrease of net income/(loss) attributable to Caesars. Income from operations also decreased $121 million in 2019 compared with 2018, as explained above. These were partially offset by an increase of $20 million in tax benefit.

Adjusted EBITDA (1)

	Three Months Ended December 31,				Years Ended December 31,
(Dollars in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Las Vegas	$363	$351	$12	3.4%	$1,468	$1,362	$106	7.8%
Other U.S.	247	230	17	7.4%	1,052	1,014	38	3.7%
All Other	(27)	(14)	(13)	(92.9)%	(115)	(68)	(47)	(69.1)%
Caesars	$583	$567	$16	2.8%	$2,405	$2,308	$97	4.2%
____________________
(1) See the Reconciliation of Net Income/(Loss) Attributable to Caesars Entertainment Corporation to Adjusted EBITDA.
During the fourth quarter of 2019, adjusted EBITDA improved $16 million as compared to 2018 driven primarily by the increase in revenues explained above and excellent cost controls across the properties and corporate office, including a reduction in payroll and professional services expenses. This increase was offset by continued investments in sports sponsorships. Across all of our casinos, hold had a favorable impact of $0 to $5 million year over year and was $5 million to $10 million above our expectations. Excluding the performance at Rio, adjusted EBITDA improved $19 million to $572 million as compared to 2018.
During the year ended December 31, 2019, adjusted EBITDA improved $97 million as compared to 2018 due to strong Las Vegas results and the acquisition of Centaur in July 2018, offset by competition in Atlantic City and increased investments in sports sponsorships. Across all of our casinos, hold had a favorable impact of $40 million to $45 million year over year and was $20 million to $25 million above our expectations.
Cash and Available Revolver Capacity

(In millions)	December 31, 2019
Cash and cash equivalents	$1,755
Revolver capacity	1,200
Revolver capacity committed to letters of credit	(64)
Total liquidity	$2,891
Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2:00 p.m. Pacific Time Tuesday, February 25, 2020, to discuss its fourth quarter and full year results, certain forward-looking information and other matters related to Caesars Entertainment Corporation, including certain financial and other information. The press release, webcast, and presentation materials will be available on the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 877-637-3676, or 832-412-1752 for international callers, and enter Conference ID 9679718 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company’s website for 90 days after the event. Supplemental materials have been posted on the Caesars Entertainment Investor Relations website at http://investor.caesars.com/events-and-presentations.
About Caesars
Caesars Entertainment is one of the world’s most diversified casino-entertainment providers and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. For more information, please visit www.caesars.com/corporate.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, these statements contain words such as “may,” “will,” “project,” ” “expect,” “believe,” “anticipate,” “intend,” “continue,” or “plan,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. In particular, they include statements relating to, among other things, the Merger, future actions, new projects, strategies, future performance, the outcomes of contingencies, such as legal proceedings, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars Entertainment may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in Caesars Entertainment’s reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•
risks related to the Merger, including, but not limited to: (1) the inability to complete the Merger due to the failure to satisfy certain conditions to completion of the Merger, including the receipt of certain gaming and other regulatory approvals related to the Merger; (2) uncertainties as to the timing of the completion of the Merger and the ability of each party to complete the Merger; (3) disruption of our current plans and operations; (4) the inability to retain and hire key personnel; (5) competitive responses to the Merger; (6) termination fees and unexpected costs, charges or expenses resulting from the Merger; (7) the outcome of any legal proceedings instituted against us or our directors related to the Merger Agreement; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (9) the inability to obtain, or delays in obtaining, cost savings and synergies from the Merger; (10) delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the Merger; and (11) legislative, regulatory and economic developments;

•
our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

•
development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•	we may not be able to realize the anticipated benefits of our acquisition of Centaur Holdings, LLC;

•	the impact of our operating structure following CEOC’s emergence from bankruptcy;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
foreign regulatory policies, particularly in mainland China or other countries in which our customers reside or where we have operations, including restrictions on foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives, and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the ability to use net operating losses to offset future taxable income as anticipated;

•	the ability to realize all of the anticipated benefits of current or potential future acquisitions or divestitures;

•	the ability to effectively compete against our competitors;

•	the financial results of our consolidated businesses;

•
the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•
the ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and hotel sales;

•
changes in the extensive governmental regulations to which we are subject and (i) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards; (ii) third-party relations; and (iii) approvals, decisions, disciplines and fines of courts, regulators, and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws, the Foreign Corrupt Practices Act and other anti-corruption laws, and the Bank Secrecy Act and other anti-money laundering laws;

•	our ability to recoup costs of capital investments through higher revenues;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	our ability to protect our intellectual property rights and damages caused to our brands due to the unauthorized use of our brand names by third parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third-party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	our ability to attract, retain, and motivate employees, including in connection with the Merger;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft, and cheating;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•
the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions (such as the outcome of the British Gambling Commission’s review of CEUK operations), and fines and taxation;

•
acts of war or terrorist incidents, disease, severe weather conditions, uprisings, or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the effects of environmental and structural building conditions relating to our properties and our exposure to environmental liability, including as a result of unknown environmental contamination;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee, and customer data;

•	access to insurance for our assets on reasonable terms; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars Entertainment disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share data)	2019	2018	2019	2018
Revenues
Casino	$1,108	$1,100	$4,448	$4,247
Food and beverage	402	392	1,618	1,574
Rooms	379	369	1,581	1,519
Other revenue	213	189	824	789
Management fees	14	14	59	60
Reimbursed management costs	53	51	212	202
Net revenues	2,169	2,115	8,742	8,391
Operating expenses
Direct
Casino	624	630	2,511	2,380
Food and beverage	280	276	1,113	1,092
Rooms	122	117	486	472
Property, general, administrative, and other	478	439	1,882	1,796
Reimbursable management costs	53	51	212	202
Depreciation and amortization	278	302	1,021	1,145
Impairment of goodwill	27	43	27	43
Impairment of tangible and other intangible assets	11	35	441	35
Corporate expense	69	95	295	332
Other operating costs	50	27	136	155
Total operating expenses	1,992	2,015	8,124	7,652
Income from operations	177	100	618	739
Interest expense	(337)	(341)	(1,370)	(1,346)
Loss on extinguishment of debt	—	—	—	(1)
Other income/(loss)	(175)	452	(587)	791
Income/(loss) before income taxes	(335)	211	(1,339)	183
Income tax benefit/(provision)	30	(13)	141	121
Net income/(loss)	(305)	198	(1,198)	304
Net (income)/loss attributable to noncontrolling interests	1	—	3	(1)
Net income/(loss) attributable to Caesars	$(304)	$198	$(1,195)	$303

Earnings/(loss) per share - basic and diluted
Basic earnings/(loss) per share	$(0.45)	$0.29	$(1.77)	$0.44
Diluted loss per share	(0.45)	(0.15)	(1.77)	(0.25)

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	As of December 31,
(In millions)	2019	2018
Assets
Current assets
Cash and cash equivalents ($8 and $14 attributable to our VIEs)	$1,755	$1,491
Restricted cash	117	115
Receivables, net	437	457
Due from affiliates, net	41	6
Prepayments and other current assets ($4 and $6 attributable to our VIEs)	174	155
Inventories	35	41
Assets held for sale	50	—
Total current assets	2,609	2,265
Property and equipment, net ($212 and $137 attributable to our VIEs)	14,976	16,045
Goodwill	4,012	4,044
Intangible assets other than goodwill	2,824	2,977
Restricted cash	12	51
Deferred income taxes	2	10
Deferred charges and other assets ($26 and $35 attributable to our VIEs)	910	383
Total assets	$25,345	$25,775

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable ($97 and $41 attributable to our VIEs)	$444	$399
Accrued expenses and other current liabilities ($2 and $1 attributable to our VIEs)	1,323	1,217
Interest payable	33	56
Contract liabilities	178	144
Current portion of financing obligations	21	20
Current portion of long-term debt	64	164
Total current liabilities	2,063	2,000
Financing obligations	10,070	10,057
Long-term debt	8,478	8,801
Deferred income taxes	555	730
Deferred credits and other liabilities ($18 and $5 attributable to our VIEs)	1,968	849
Total liabilities	23,134	22,437
Stockholders’ equity
Common stock	7	7
Treasury stock	(510)	(485)
Additional paid-in capital	14,262	14,124
Accumulated deficit	(11,567)	(10,372)
Accumulated other comprehensive loss	(61)	(24)
Total Caesars stockholders’ equity	2,131	3,250
Noncontrolling interests	80	88
Total stockholders’ equity	2,211	3,338
Total liabilities and stockholders’ equity	$25,345	$25,775

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended December 31,
(In millions)	2019	2018
Cash flows from operating activities
Net income/(loss)	$(1,198)	$304
Adjustments to reconcile net income/(loss) to cash flows from operating activities:
Interest accrued on financing obligations	131	142
Deferred income taxes	(152)	(145)
Depreciation and amortization	1,021	1,145
Loss on extinguishment of debt	—	1
Change in fair value of derivative liability	620	(697)
Operating lease expense	35	—
Stock-based compensation expense	88	79
Amortization of deferred finance costs and debt discount/premium	17	15
Provision for doubtful accounts	26	21
Impairment of goodwill	27	43
Impairment of intangible and tangible assets	441	35
Other non-cash adjustments to net income/(loss)	17	(28)
Net changes in:
Accounts receivable	(9)	14
Due from affiliates, net	(35)	5
Inventories, prepayments and other current assets	(14)	76
Deferred charges and other assets	20	(69)
Accounts payable	6	(78)
Interest payable	(24)	19
Accrued expenses	11	(101)
Contract liabilities	47	18
Operating lease liability	(34)	—
Deferred credits and other liabilities	(42)	(6)
Other	8	(7)
Cash flows provided by operating activities	1,007	786
Cash flows from investing activities
Acquisition of property and equipment, net of change in related payables	(829)	(565)
Acquisition of businesses, net of cash and restricted cash acquired	—	(1,578)
Proceeds from sale of Rio	470	—
Payments to acquire certain gaming rights	—	(20)
Payments to acquire investments	(13)	(22)
Proceeds from the sale and maturity of investments	32	43
Other	12	7
Cash flows used in investing activities	(328)	(2,135)

	Years Ended December 31,
(In millions)	2019	2018
Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	—	1,167
Debt issuance and extension costs and fees	(28)	(5)
Repayments of long-term debt and revolving credit facilities	(414)	(1,130)
Proceeds from sale-leaseback financing arrangement	—	745
Proceeds from the issuance of common stock	47	6
Repurchase of common stock	—	(311)
Taxes paid related to net share settlement of equity awards	(28)	(22)
Financing obligation payments	(22)	(173)
Contributions from noncontrolling interest owners	—	20
Distributions to noncontrolling interest owners	(1)	—
Cash flows provided by/(used in) financing activities	(446)	297

Change in cash, cash equivalents, and restricted cash classified as assets held for sale	(6)	—

Net increase/(decrease) in cash, cash equivalents, and restricted cash	227	(1,052)
Cash, cash equivalents, and restricted cash, beginning of period	1,657	2,709
Cash, cash equivalents, and restricted cash, end of period	$1,884	$1,657

Supplemental Cash Flow Information
Cash paid for interest	$1,259	$1,169
Cash paid for income taxes	6	8
Other non-cash investing and financing activities:
ROU assets obtained in exchange for new operating lease liabilities	104	—
Change in accrued capital expenditures	62	149
Deferred consideration for acquisition of Centaur	—	66
Financing for sale of Rio	34	—

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
Average daily rate (“ADR”) is calculated as the cash or comp revenue recognized during the period divided by the corresponding rooms occupied. Total ADR is calculated as total room revenue divided by total rooms occupied.
Revenue per available room (“RevPAR”) is calculated as the total room revenue recognized during the period divided by total room nights available for the period.
Property earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, including finance obligation expenses, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, (iv) corporate expenses, (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level, and (vi) lease payments associated with our financing obligation. Included in Adjusted EBITDA is property rent expense of $3 million and $12 million for the three months and year ended December 31, 2019, respectively, related to certain land parcels leased from VICI.
In evaluating property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”)). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses property EBITDA to measure performance and allocate resources, and believes that property EBITDA provides investors with additional information consistent with that used by management.
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items as exhibited in the following reconciliation and is presented as a supplemental measure of the Company’s performance. Management believes that adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, we believe this supplemental information is useful to investors who are trying to understand the results of the Company.
Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net revenues. Adjusted EBITDA margin is included because management uses adjusted EBITDA margin to measure performance and allocate resources, and believes that adjusted EBITDA margin provides investors with additional information consistent with that used by management.
Because not all companies use identical calculations, the presentation of adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures of other companies.
In addition, we present adjusted EBITDA, further adjusted to show the impact on the period of the hold we achieved versus the hold we expected. Management believes presentation of this further adjusted information allows a better understanding of the materiality of those impacts relative to the Company’s overall performance.
The following tables reconcile net income/(loss) attributable to Caesars Entertainment Corporation to property EBITDA and adjusted EBITDA for the periods indicated and reconciles hold adjusted results.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA

	Three Months Ended December 31, 2019				Three Months Ended December 31, 2018
(Dollars in millions)	Las Vegas	Other U.S.	All Other (f)	CEC	Las Vegas	Other U.S.	All Other (f)	CEC
Net income/(loss) attributable to Caesars	$139	$(85)	$(358)	$(304)	$98	$(98)	$198	$198
Net income/(loss) attributable to noncontrolling interests	—	—	(1)	(1)	—	1	(1)	—
Income tax (benefit)/provision	—	—	(30)	(30)	—	—	13	13
Other (income)/loss (a)	3	(2)	174	175	1	—	(453)	(452)
Interest expense [1]	82	144	111	337	82	142	117	341
Depreciation and amortization [2]	127	143	8	278	159	130	13	302
Impairment of goodwill	—	27	—	27	—	17	26	43
Impairment of tangible and other intangible assets	—	11	—	11	—	26	9	35
Corporate expense	—	—	69	69	—	—	95	95
Other operating costs (b)	10	6	34	50	10	8	9	27
Property EBITDA	361	244	7	612	350	226	26	602
Corporate expense	—	—	(69)	(69)	—	—	(95)	(95)
Stock-based compensation expense (c)	2	3	21	26	2	3	19	24
Other items (d)	—	—	14	14	(1)	1	36	36
Adjusted EBITDA	$363	$247	$(27)	$583	$351	$230	$(14)	$567

Net revenues	$989	$1,032	$148	$2,169	$949	$1,014	$152	$2,115
Adjusted EBITDA margin (e)	36.7%	23.9%	(18.2)%	26.9%	37.0%	22.7%	(9.2)%	26.8%

Interest expense on debt	$1	$—	$108	$109	$—	$2	$112	$114
Interest expense on financing obligations	81	144	3	228	82	140	5	227
[1]Interest expense	$82	$144	$111	$337	$82	$142	$117	$341

Cash payments on financing obligations (incl. principal)	$98	$166	$4	$268	$72	$162	$—	$234

Depreciation and amortization expense	$83	$54	$8	$145	$111	$63	$13	$187
Depreciation on failed sale-leaseback assets	44	89	—	133	48	67	—	115
[2]Depreciation and amortization	$127	$143	$8	$278	$159	$130	$13	$302

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA

	Year Ended December 31, 2019				Year Ended December 31, 2018
(Dollars in millions)	Las Vegas	Other U.S.	All Other (f)	CEC	Las Vegas	Other U.S.	All Other (f)	CEC
Net income/(loss) attributable to Caesars	$229	$(46)	$(1,378)	$(1,195)	$392	$(122)	$33	$303
Net income/(loss) attributable to noncontrolling interests	—	—	(3)	(3)	—	2	(1)	1
Income tax benefit	—	—	(141)	(141)	—	—	(121)	(121)
Loss on extinguishment of debt	—	—	—	—	—	—	1	1
Other (income)/loss (a)	1	(1)	587	587	(3)	(2)	(786)	(791)
Interest expense [1]	330	572	468	1,370	327	556	463	1,346
Depreciation and amortization [2]	495	455	71	1,021	582	501	62	1,145
Impairment of goodwill	—	27	—	27	—	17	26	43
Impairment of tangible and other intangible assets	380	11	50	441	—	26	9	35
Corporate expense	—	—	295	295	—	—	332	332
Other operating costs (b)	22	22	92	136	52	21	82	155
Property EBITDA	1,457	1,040	41	2,538	1,350	999	100	2,449
Corporate expense	—	—	(295)	(295)	—	—	(332)	(332)
Stock-based compensation expense (c)	8	10	70	88	8	10	61	79
Other items (d)	3	2	69	74	4	5	103	112
Adjusted EBITDA	$1,468	$1,052	$(115)	$2,405	$1,362	$1,014	$(68)	$2,308

Net revenues	$3,919	$4,225	$598	$8,742	$3,753	$4,047	$591	$8,391
Adjusted EBITDA margin (e)	37.5%	24.9%	(19.2)%	27.5%	36.3%	25.1%	(11.5)%	27.5%

Interest expense on debt	$3	$1	$456	$460	$2	$4	$451	$457
Interest expense on financing obligations	327	571	12	910	325	552	12	889
[1]Interest expense	$330	$572	$468	$1,370	$327	$556	$463	$1,346

Cash payments on financing obligations (incl. principal)	$318	$494	$10	$822	$248	$477	$—	$725

Depreciation and amortization expense	$313	$165	$71	$549	$383	$210	$62	$655
Depreciation on failed sale-leaseback assets	182	290	—	472	199	291	—	490
[2]Depreciation and amortization	$495	$455	$71	$1,021	$582	$501	$62	$1,145

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION - 2019 DATA EXCLUDING RIO ALL-SUITE HOTEL & CASINO (“RIO”)
RECONCILIATION OF NET INCOME/(LOSS) ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA

	Three Months Ended December 31, 2019			Three Months Ended December 31, 2019
(Dollars in millions)	CEC	Less: Rio	CEC Excluding Rio	Las Vegas	Other U.S.	All Other (f)	CEC Excluding Rio
Net income/(loss) attributable to Caesars	$(304)	$(2)	$(306)	$137	$(85)	$(358)	$(306)
Net loss attributable to noncontrolling interests	(1)	—	(1)	—	—	(1)	(1)
Income tax benefit	(30)	—	(30)	—	—	(30)	(30)
Other (income)/loss (a)	175	—	175	3	(2)	174	175
Interest expense	337	—	337	82	144	111	337
Depreciation and amortization	278	(2)	276	125	143	8	276
Impairment of goodwill	27	—	27	—	27	—	27
Impairment of tangible and other intangible assets	11	—	11	—	11	—	11
Corporate expense	69	—	69	—	—	69	69
Other operating costs (b)	50	(7)	43	3	6	34	43
Property EBITDA	612	(11)	601	350	244	7	601
Corporate expense	(69)	—	(69)	—	—	(69)	(69)
Stock-based compensation expense (c)	26	—	26	2	3	21	26
Other items (d)	14	—	14	—	—	14	14
Adjusted EBITDA	$583	$(11)	$572	$352	$247	$(27)	$572

Net revenues	$2,169	$(68)	$2,101	$921	$1,032	$148	$2,101
Adjusted EBITDA margin (e)	26.9%	16.2%	27.2%	38.2%	23.9%	(18.2)%	27.2%
____________________

(a)
Amounts include changes in fair value of the derivative liability related to the conversion option of the CEC Convertible Notes and the disputed claims liability as well as interest and dividend income.

(b)
Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees (including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties), lease termination costs (2018 only), regulatory settlements, weather related property closure costs, severance costs, gains and losses on asset sales, demolition costs, and project opening costs.

(c)	Amounts represent stock-based compensation expense related to shares, stock options, restricted stock units, performance stock units, and market-based stock units granted to the Company’s employees.

(d)
Amounts include other add-backs and deductions to arrive at adjusted EBITDA but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses and transformation expenses, litigation awards and settlements.

(e)	Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net revenues.

(f)	Amounts include eliminating adjustments and other adjustments to reconcile to consolidated CEC adjusted EBITDA.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATIONS OF HOLD ADJUSTED REVENUE AND HOLD ADJUSTED EBITDA

	Year Ended December 31, 2019			Year Ended December 31, 2018
(Dollars in millions)	CEC	Favorable Hold	Adjusted CEC	CEC	Unfavorable Hold	Adjusted CEC	$ Change	% Change
Net revenues	$8,742	$(31)	$8,711	$8,391	$28	$8,419	$292	3.5%
Adjusted EBITDA	2,405	(21)	2,384	2,308	20	2,328	56	2.4%